Exhibit 2.1

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT, dated as of January 13, 2026 (this “Amendment”), amends the Business Combination Agreement, dated as of September 15, 2025 (the “BCA”), by and among (i) Willow Lane Acquisition Corp., a Cayman Islands exempted company (together with its successors, including after the Conversion, “SPAC”), (ii) Boost Run Inc., a Delaware corporation (“Pubco”), (iii) Benchmark Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) Benchmark Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), (v) Boost Run Holdings, LLC, a Delaware limited liability company (together with its successors, the “Company”), (vi) George Peng, solely in the capacity as the representative from and after the Effective Time for SPAC shareholders as of immediately prior to the Effective Time and their successors and assigns in accordance with the terms and conditions of this Agreement (the “SPAC Representative”) and (vii) Andrew Karos, solely in the capacity as the representative from and after the Effective Time for the Sellers as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Seller Representative”, together with SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, Company, SPAC Representative each, a “Party” and, collectively, the “Parties”), is made and entered into by and between the Parties.

RECITALS

WHEREAS, Section 10.8 of the BCA sets forth that the BCA may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, the Company and Pubco; and

WHEREAS, the Parties desire to amend certain provisions of the BCA as set forth in this Amendment, in accordance with Section 10.8 of the BCA.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions. Except as otherwise provided herein or if context otherwise requires, capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the BCA.

2.	Amendments to the BCA. The Parties hereby agree that the BCA shall be deemed to be amended as follows:

2.1.	The language of Section 6.17(a) of the BCA is hereby deleted in its entirety and replaced by the following:

“(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) two (2) persons designated by SPAC prior to the Closing (the “SPAC Directors”) and (ii) five (5) persons that are designated by the Company prior to the Closing (the “Company Directors”). At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such SPAC Director.

2.2.	The language of Section 8.1(b) of the BCA is hereby deleted in its entirety and replaced by the following:

“(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 30, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

3.	Authority Relative to Amendment. Each Party hereto represents and warrants that it has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution, and delivery by the other Parties hereto, a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to any Enforceability Exceptions.

4.	Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the BCA shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the BCA.

5.	References to the BCA. After giving effect to this Amendment, each reference in the BCA to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the BCA shall refer to the BCA as amended by this Amendment. All references in the BCA to “the date hereof” or “the date of this Agreement” shall refer to September 15, 2025.

6.	Entire Agreement. This Amendment, the BCA (including the Exhibits thereto) and the Ancillary Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.	Expenses. All Expenses incurred in connection with this Amendment and the transactions contemplated hereby will be reimbursed in accordance with Section 8.3 of the BCA.

8.	Other Provisions. The provisions of Article X (Miscellaneous) of the BCA shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the BCA as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

BOOST RUN INC.

By:	/s/ Andrew Karos
Name:	Andrew Karos
Title:	Chief Executive Officer

[Signature page to Amendment No. 1 to Ordinary Shares Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

WILLOW LANE ACQUISITION CORP.

By:	/s/ B. Luke Weil
Name:	B. Luke Weil
Title:	Chief Executive Officer

[Signature page to Amendment No. 1 to Ordinary Shares Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

BOOST RUN HOLDINGS, LLC

By:	/s/ Andrew Karos
Name:	Andrew Karos
Title:	Manager

[Signature page to Amendment No. 1 to Ordinary Shares Agreement]